Exhibit 16.1

September 5, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by China Auto Logistics Inc. under Item 4.01 of its Form 8-K dated September 5, 2018. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of China Auto Logistics Inc. contained therein.

Very truly yours,

/s/ Marcum Bernstein & Pinchuk llp
Marcum Bernstein & Pinchuk llp

NEW YORK OFFICE  ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumbp.com